Exhibit 99.1

NEWS RELEASE

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Investor Relations

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FOR IMMEDIATE RELEASE

SkyWest, Inc. Announces Fleet and Contract Updates

SkyWest Airlines to Transition to All-Jet Fleet

St. George, Utah, Nov. 17 — SkyWest, Inc. (NASDAQ: SKYW) today announced fleet transitions and contract updates designed to improve SkyWest’s overall efficiency and long-term profitability.  Specifically, SkyWest announced that SkyWest Airlines, Inc., its wholly-owned subsidiary (“SkyWest Airlines”), intends to transition to an all-jet fleet by removing all remaining 30-seat Embraer 120 Brasilia turboprop aircraft (the “EMB 120s”) from service by summer 2015. The EMB 120 fleet retirement comes, in part, in response to increased costs and additional challenges associated with new FAR117 flight and duty rules, implemented in January 2014.

Separately, SkyWest announced that ExpressJet Airlines, Inc., its wholly-owned subsidiary (“ExpressJet Airlines”), has executed an agreement with United Airlines, Inc. (“United”) to reduce the term of the existing 50-seat ERJ145 contract between ExpressJet and United from November 2020 to December 2017, subject to certain extension rights by United.  ExpressJet Airlines anticipates the reduction in the ERJ145 operations will improve its overall operational reliability and financial results.

As a result of the decision to remove the EMB 120 aircraft from service by June 2015 and as a result of the reduced term to operate the ERJ145 aircraft, SkyWest, Inc. anticipates recording pre-tax special charges (primarily non-cash) ranging from $55-70 million in Q4 2014.

About SkyWest, Inc.

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, also based in St. George, Utah, and ExpressJet Airlines, based in Atlanta, Georgia. SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express under contractual agreements with United, Delta Air Lines, Inc. (“Delta”), American Airlines, Inc. (“American”) and US Airways, Inc., respectively. SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement. ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle under contractual agreements with United, Delta and American, respectively. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,900 daily departures and a fleet of approximately 751 regional aircraft. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2013, entitled “Risk Factors.”